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                                                                   Exhibit 10.4a

                      [Letterhead of Waccamaw Corporation]



February 6, 1998



Re:  Amendment to Employment Agreement

Dear Chris,

I am pleased to amend your employment agreement of March 28, 1996 with Waccamaw Corporation. The intent of this amendment is to provide you with certain guaranteed compensation in the event of a Change in Control of the corporation or the termination of your employment from Waccamaw. The terms and conditions of this agreement are as follows:

1. Term and Termination. The term of employment under this Agreement shall begin on February 1, 1998 and shall continue indefinitely until terminated under this paragraph. Your employment is at-will.

         (a) If Waccamaw terminates your employment without Cause (not including death, normal retirement or if you become Disabled as defined below), you shall receive a lump sum payment of one
                  (1) year's base salary in effect as of the date of termination.

         (b) Waccamaw may terminate this Agreement at any time for Cause. "Cause" shall mean:

                  (1) the commission of fraud, embezzlement, theft or material violation of law by you in connection with or related to your employment with the Company or your conviction of a crime involving moral turpitude.

                  (2) your willful and material failure to comply with the requirements of the Company's Code of Business Conduct or Antitrust and Trade Regulations booklet.

                  (3) after specific written notice from the President or Board of Directors setting forth the particular duty required of you, and after a reasonable time to cure, the continued willful and material failure by you to perform a duty or obligation required of you under this Agreement.

                  (4) Waccamaw may terminate this Agreement if you become Disabled. "Disabled" means an illness or accident occurring during employment which


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                           prevents you from performing your duties, with or
                           without reasonable accommodation, for a period of six
                           (6) consecutive months.

2. Change in Control. In the event of a Change in Control of the corporation that results in termination of your employment within certain time periods, you shall receive certain guaranteed compensation as follows: In the event of termination of your employment within one
         (1) year following a Change in Control, (i) by the Company for reason other than Cause, death, disability or normal retirement; or (ii) by you for Good Reason, you shall be entitled to receive a lump sum payment equal to your annual base salary in effect as of the date of termination.

         (a)      A "Change in Control" shall mean:

                  (1) Any stock sale, exchange, merger, reorganization, stock issuance, stock redemption, or other transaction, occurrence or series of transactions, or occurrences, resulting in the change of ownership of the Company such that more than fifty percent (50%) of the voting rights of the Company's stock is held after such change, directly, indirectly, or beneficially by a person or entity or a group of persons or entities under common control (a "New Control Person") other than the Government of Kuwait, or an entity controlled directly or indirectly by the Government of Kuwait, unless the New Control Person has advised Employee of its good faith intent to register the common stock of the Company in an initial public offering (an "IPO") under the Securities Exchange Act of 1934, as amended, within six (6) months of such change;

                  (2) Any sale of all or substantially all of the assets of the Company to a New Control Person;

                  (3) Provided, anything herein to the contrary notwithstanding, a Change in Control cannot occur subsequent to an IPO.

         (b) For the purposes of this Agreement alone, "Good Reason" shall mean:

                  (1) A change in your status or position with the Company that represents a material adverse change from your status or position in effect immediately before the Change in Control.

                  (2) The assignment to you of any material duties or responsibilities that are inconsistent with your status or position in effect immediately before the Change in Control.

                  (3) The transfer of your principal place of employment to a location in excess of 25 miles from Myrtle Beach, South Carolina, without fully compensating you for expenses related to your relocating to this new location.


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                  (4)      A reduction by the Company in your base compensation
                           in effect at the time of the Change in Control, a material adverse change in the method of determining your incentive compensation or a material decrease in benefits made available to you other than to changes in benefits plans that apply to the Company in general.

         (c) This paragraph shall become void and no longer in effect if no Change in Control occurs by February 1, 2001.

3. Confidential Information. During and as a result of your employment with Waccamaw, you may have access to valuable and propriety trade secrets or confidential information, knowledge, documents or other data relating to Waccamaw's business, including business plans, sales methods and techniques, marketing plans and strategies, pricing information, and similar information. In consideration for the benefits provided to you under this Agreement, which are beyond those to which you would otherwise be entitled as a result of your employment with Waccamaw, during and after termination of your employment with Waccamaw, you agree to keep confidential and not make use of such confidential information without advance consent by the Company. You also agree, upon termination of employment for any reason, to return any documents or materials containing or reflecting confidential information to Waccamaw.

This amendment shall become effective as of February 1, 1998. Please acknowledge your agreement to this amendment by signing this letter where indicated below and returning it to me.

Chris, we at Waccamaw Corporation look forward to a continuing productive working relationship.


Sincerely,

/s/ Gregory K. Johnson

Gregory K. Johnson
President & CEO
WACCAMAW CORPORATION


Agreed to and accepted this

7th day of February, 1998

/s/        Chris Beseler                    SEAL
         Chris Beseler